April 15, 2024

For information on the Tender Offers:

Financial Advisors: (800) 628-1237

Shareholders: (844) 337-4626 or (844) 33-PIMCO

PIMCO Media Relations: (212) 597-1054

PIMCO CORPORATE & INCOME STRATEGY FUND, PIMCO HIGH INCOME FUND, PIMCO INCOME STRATEGY FUND, PIMCO INCOME STRATEGY FUND II AND PIMCO CORPORATE & INCOME OPPORTUNITY FUND ANNOUNCE FINAL RESULTS OF TENDER OFFERS FOR AUCTION RATE PREFERRED SHARES

NEW YORK, NY, April 15, 2024 – PIMCO Corporate & Income Strategy Fund (NYSE: PCN), PIMCO High Income Fund (NYSE: PHK), PIMCO Income Strategy Fund (NYSE: PFL), PIMCO Income Strategy Fund II (NYSE: PFN) and PIMCO Corporate & Income Opportunity Fund (NYSE: PTY) (each, a “Fund” and, together, the “Funds”) today announced the expiration and final results of each Fund’s previously-announced voluntary tender offer (each, a “Tender Offer” and, together, the “Tender Offers”) for up to 100% of the Fund’s outstanding auction rate preferred shares (“ARPS”) at a price equal to 94.25%, with respect to PCN and PHK, 96%, with respect to PFL and PFN, and 98% with respect to PTY, of the ARPS’ per share liquidation preference of $25,000 per share (or $23,562.50 per share for PCN and PHK, $24,000 per share of PFL and PFN, and $24,500 per share for PTY) and any unpaid dividends accrued through the expiration date of the Tender Offer. The Tender Offers expired on April 12, 2024, at 5:00 p.m. New York City time. All ARPS that were validly tendered and not withdrawn during the offering period of the Tender Offers have been accepted for payment as set forth below.

NYSE Ticker	Number of Shares Accepted for Payment	Shares Accepted as Percentage of the Fund’s Outstanding ARPS	Number of ARPS Remaining Outstanding
PCN	476	91.71%	43
PHK	1,674	96.15%	67
PFL	367	90.84%	37
PFN	1,426	91.65%	130
PTY	3,246	94.88%	175

All ARPS that were not tendered will remain outstanding, and the terms of the outstanding ARPS will remain the same as prior to the Tender Offers.

Any questions regarding the Tender Offers can be directed to the Funds’ Information Agent, EQ Fund Solutions, LLC, at (877) 478-5044. Each Fund’s daily New York Stock Exchange closing market price for its common shares, net asset value per common share, as well as other information, including updated portfolio statistics and performance, are available at www.pimco.com/closedendfunds.

As previously announced, each Fund may determine to replace all or a portion of the leverage previously obtained through tendered ARPS with other forms of leverage in accordance with the Fund’s investment policies and related public disclosures. There is no guarantee that a Fund will be able to replace all or a portion of the leverage previously obtained through tendered ARPS with leverage at comparable costs and other terms, or will elect to do so, and any replacement leverage may be at a higher interest rate and/or may result in higher costs to the Fund’s common shareholders.

The information on or accessible through www.pimco.com/closedendfunds is not incorporated by reference herein.

About PIMCO

PIMCO was founded in 1971 in Newport Beach, California and is one of the world’s premier fixed income investment managers. Today we have offices across the globe and 3,000+ professionals united by a single purpose: creating opportunities for investors in every environment. PIMCO is owned by Allianz S.E., a leading global diversified financial services provider.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

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